                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          MEDSTONE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                     MARK SELAWSKI, CHIEF FINANCIAL OFFICER
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]     Fee not required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)      Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

        2)      Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

        4)      Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

        5)      Total fee paid:

        ------------------------------------------------------------------------

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)      Amount Previously Paid:

        ------------------------------------------------------------------------

        2)      Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

        3)      Filing Party:

        ------------------------------------------------------------------------

        4)      Date Filed:

        ------------------------------------------------------------------------

                          MEDSTONE INTERNATIONAL, INC.
                                  100 COLUMBIA
                                    SUITE 100
                          ALISO VIEJO, CALIFORNIA 92656

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 21, 2000

To the Stockholders of
Medstone International, Inc.

        The 2000 Annual Meeting of Stockholders of Medstone International, Inc., a Delaware corporation (the "Company"), will be held at the Company's headquarters, 100 Columbia, Suite 100, Aliso Viejo, California, on June 21, 2000 at 2:00 p.m., local time (the "Meeting"), for the following purposes:

        1. To elect a board of four directors of the Company to serve for the ensuing year and until their successors are duly elected and qualified;

        2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2000; and

        3. To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

        THE FOREGOING ITEMS OF BUSINESS ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT ACCOMPANYING THIS NOTICE.

        The Board of Directors has fixed the close of business on April 24, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting.

        ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. YOU ARE URGED TO SIGN, DATE AND OTHERWISE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY CARD.

                                            By order of the Board of Directors,



                                            Mark Selawski, Secretary


Aliso Viejo, California
May 8, 2000

                          MEDSTONE INTERNATIONAL, INC.

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Medstone International, Inc., a Delaware corporation (the "Company"), for use at the Company's 2000 Annual Meeting of Stockholders to be held on June 21, 2000, at 2:00 p.m., local time (the "Meeting") and at any and all adjournments and postponements of the Meeting. This Proxy Statement and the accompanying form of proxy are expected to be first mailed to stockholders on or about May 8, 2000.

PURPOSES OF THE ANNUAL MEETING

        The purposes of the Annual Meeting are: 1) to elect a board of five directors of the Company to serve for the ensuing year and until their successors are duly elected and qualified; 2) to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2000; and 3) to transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

REVOCABILITY OF PROXIES

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention: Mark Selawski, Secretary) a written notice of revocation or a fully executed proxy bearing a later date or by attending the Meeting and voting in person.

RECORD DATE AND VOTING SECURITIES

        Stockholders of record at the close of business on April 24, 2000 (the "Record Date") are entitled to notice of and to vote at the Meeting. At the Record Date, 4,622,692 shares of the Company's Common Stock were issued and outstanding (after deducting 1,044,450 shares held in Treasury).

SOLICITATION

        The costs of soliciting proxies will be paid by the Company. Proxies may also be solicited in person or by telephone, telegraph or cable by personnel of the Company who will not receive any additional compensation for such solicitation. The Company may reimburse brokers or other persons representing beneficial owners of stock for their expenses in forwarding solicitation materials to such beneficial owners.

QUORUM AND VOTING

        The holders of a majority of the shares of Common Stock outstanding on the record date and entitled to be voted at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting and any adjournment thereof. Each stockholder is entitled to one vote for each share of Common Stock on any matter that may be presented for consideration and action by the stockholders at the Meeting.

        Unless otherwise directed by the stockholder on the proxy card, the persons named as proxies will vote the shares represented by each proxy FOR the nominees to be directors named herein and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors.

        Abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business, and (ii) the total number of votes present and entitled to vote with respect to a proposal (other than the election of directors). Accordingly, abstentions will have the same effect as a vote against Proposal 2.

        Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted as present or entitled to vote for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

        Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 2001 Annual Meeting of Stockholders must be received by the Company no later than January 8, 2001 in order that they may be included in the Proxy Statement and form of proxy relating to that meeting. Any such proposal received after March 24, 2001 will be considered untimely for purposes of the 2001 Annual Meeting and proxies delivered for the 2001 Annual Meeting will confer discretionary authority to vote on any such matter.

                                 PROPOSAL ONE -
                              ELECTION OF DIRECTORS

VOTING PROCEDURE

        The authorized number of the Company's directors is currently fixed at five. All five directors will be elected at the Meeting to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Provided a quorum is present at the Meeting, the five nominees receiving the greatest numbers of votes will be elected. Each share entitles its holder to vote for five nominees and to cast one vote for any nominee.

NOMINEES FOR ELECTION

        Management's nominees for election as directors at the Meeting are set forth in the table below. Unless authority to vote for any directors is withheld in a proxy, it is intended that each proxy will be voted for such nominees. In the event that any of the nominees for directors before the Meeting become unavailable to serve, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominees as may be recommended by the Company's existing Board of Directors, unless other directions are given in the proxies. To the best of the Company's knowledge, all the nominees will be available to serve.

          NOMINEE                        AGE              PRINCIPAL OCCUPATION
          -------                        ---              --------------------
          David V. Radlinski              55              Chairman of the Board and
                                                          Chief Executive Officer of the Company

          Frank R. Pope                   50              Managing Director
                                                          Verdigris Capital

          Donald J.  Regan                65              Vice President and General Counsel
                                                          Kinsell, Newcomb & De Dios, Inc.

          Michael C. Tibbitts             52              Executive Vice President
                                                          Quality System Solutions

          David A. Reed                   67              Consultant
                                                          DAR Consulting Group

        Mr. Radlinski has been the Chairman of the Board and Chief Executive Officer of the Company since September 1995. He had been the President of the Company's subsidiary, Medstone International, Inc., and Chief Financial Officer and Secretary of the Company from January 1991 to September 1995. From July 1987 to January 1991, he was the Company's Executive Vice President of Finance, Chief Financial Officer and Secretary. From 1984 to 1987, he was Vice President of Finance and Chief Financial Officer of Printronix, Inc., a publicly-owned company which manufactured computer printers.

        Mr. Pope is Managing Director of Verdigris Capital, a private merchant banking firm. From April 1981 to October 1996, Mr. Pope was a General Partner with Technology Funding, a venture capital investment firm. He was also the Executive Vice President, Chief Financial Officer and a director of Technology Funding Inc. Mr. Pope is also a director of Thermatrix, Inc. and a director and officer of Advanced BioCatalytics Corp. Mr. Pope is a C.P.A. and a member of the California Bar. He has been a director of the Company since January 1991.

        Mr. Regan is currently the Vice President and General Counsel of Kinsell, Newcomb & De Dios, Inc., a municipal securities investment banking firm. Mr. Regan has practiced securities, municipal finance, nonprofit corporation, real estate, and business transactions law for over thirty years. He has published several articles on securities law and served as a lecturer for the Practicing Law Institute. He specializes in revenue and project finance bonds. He has been a director of the Company since September 1995.

        Mr. Tibbitts is currently Executive Vice President of Quality System Solutions, a medical software company. From May 1991 to May 1999, he was Vice President of Gulf South Medical Supply, Inc., a medical supply distributor. Prior to joining that corporation, he was employed for 19 years by Johnson & Johnson in two divisions: Sterile Design (which manufactured and marketed kit packages) and Surgikos (which manufactured and marketed surgical supplies). He has been a director of the Company since May 1996.

        Mr. Reed was appointed, in August 1999, as a director of the Company. He is a retired president and chief executive officer of St. Joseph Health System in Orange, California. He is the Board Chairman of Mission Hospital Regional Medical Center in Mission Viejo, California. He also serves as a board member of PacifiCare Health Systems, a publicly traded company.

COMMITTEES AND MEETINGS

        The Audit Committee of the Board of Directors currently consists of Messrs. Regan and Pope. The Audit Committee reviews and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's independent public accountants and the scope of the annual audit.

        The Compensation Committee currently consists of Messrs. Regan and Pope. The Compensation Committee reviews salaries and other compensation of officers and employees of the Company and furnishes recommendations for compensation adjustments to the Board of Directors.

        The Stock Option Committee currently consists of Messrs. Pope and Tibbitts. The Stock Option Committee administers the Company's employee stock incentive plans.

        On November 13, 1998, the Company formed a Special Committee of the Board of Directors, consisting of its independent directors, Messrs. Pope, Regan and Tibbitts. The Special Committee's function is to evaluate strategic alternatives available to the Company, including potential acquisitions, strategic relationships and sale of all or part of the Company's business. To assist the Special Committee in studying strategic alternatives, the Committee has retained J.P. Morgan Securities, Inc. as its financial advisor.

        The Board of Directors has not established a standing nominating committee or other committee performing similar functions.

        During the Company's fiscal year ended December 31, 1999, there were 5 meetings of the Board of Directors,

3 Stock Option Committee meetings, 1 Audit Committee meeting and 1 Compensation Committee meeting. Messrs. Radlinski, Pope, Tibbitts, Regan and Reed attended 100% of these meetings applicable to them.

COMPENSATION OF DIRECTORS

        The Company currently compensates its outside directors, Messrs. Regan, Tibbitts, Pope and Reed, with a $10,000 annual retainer, paid quarterly, and $1,000 per Board meeting for their services, and reimburses all directors for expenses incurred by them in connection with the Company's business. In addition, the Company has agreed to pay a total of $150,000 to the outside directors for their services on the Special Committee of the Board in 1998 and 1999. The Special Committee was formed by the Company on November 13, 1998 to evaluate strategic alternatives available to the Company, including potential acquisitions, strategic relationships and sale of all or part of the Company's business. During 1999 the Company paid Messrs. Pope and Regan $44,000 each and Mr. Tibbitts $32,000 for their participation in the Special Committee.

        Under the Nonemployee Director Stock Option Plan which expired in June 1999, each new nonemployee director was automatically granted an option to purchase up to 5,000 shares as of the effective date of his or her first appointment to the Board or first election to the Board by the shareholders, whichever was earlier. Subject to acceleration of the option exercises in the event of certain events specified in the plan, including certain changes in control based on altered makeup of the Company's Board or stockholders, each such option becomes exercisable with respect to 1/60 of the shares issuable for each elapsed full month during the five-year period after its grant date during which the optionee remains on the Company's board. The exercise price of each option equals the fair market value of the underlying Common Stock on the date the option was granted. Each option will expire six years after its grant, except that the expiration will be extended until one year after the optionee's death if it occurs less than one year before the option's expiration date. An option granted under the plan is not transferrable during the grantee's lifetime and must be exercised within one year following his or her death, or within 90 days after the grantee ceases to be a member of the Board for any other reason, and will only be exercisable to the extent it is exercisable on the date the grantee leaves the Board. Under this plan, Mr. Regan was granted 5,000 shares in September 1995 and Mr. Tibbitts was granted 5,000 shares in May 1996. Both grants have exercise prices of $6.375 after repricing of the options on August 13, 1998.

        Options to purchase 15,000 shares of Common Stock were issued to Mssrs. Pope, Regan and Tibbitts in November 1996 and have exercise prices of $6.375 after repricing of the options on August 13, 1998. The options are exercisable, after six months following their grant dates, in incremental amounts equal to 1/48 of the underlying shares for each elapsed calendar month during which the director remains on the Company's Board. The terms of the options are five years, subject to earlier termination related to the director no longer serving on the Board. Additionally, each such director was granted options under the Company's 1997 Stock Incentive Plan, on August 13, 1998 and June 24, 1999, for 4,000 shares at an exercise price of $6.375 and $7.375, respectively. These options are exercisable, after six months following their grant dates, in incremental amounts equal to 1/36 of the underlying shares for each elapsed calendar month during which the director remains on the Company's Board. The term of the options are four years, subject to early termination related to the director no longer serving on the Board.

        Upon his becoming a director in July 1999, Mr. Reed was granted an option under the 1997 Stock Incentive Plan to purchase up to 5,000 shares of Common Stock at an exercise price of $6.56 per share. Subject to acceleration of the option exercise in the event of certain events specified in the option agreement, including certain changes in control based on altered makeup of the Company's Board or shareholders, the option becomes exercisable, after six months following its grant date, with respect to 1/60 of the shares issuable for each elapsed full month during the five-year period after its grant date during which Mr. Reed remains on the Company's board. The option term is six years, subject to early termination related to Mr. Reed no longer serving on the Board, but the option will be extended one year after his death if it occurs less than one year before the expiration date.

        Subject to certain exceptions set forth in the applicable plan or agreement provisions, the exercisability of the outstanding options held by the nonemployee directors will be accelerated, and the options will thereafter terminate, if there is a reorganization, merger or consolidation as a result of which the Company is not the surviving corporation or the Company's outstanding shares are changed into or exchanged for cash, property or securities not of the Company's issue, or if there is a sale of all or substantially all of the Company's assets. Such accelerations will not apply if appropriate provision is made in the transaction for the assumption of such options by, or the substitution of new options for such options covering the stock of, the surviving, successor or purchasing corporation or its affiliate.


VOTE REQUIRED AND RECOMMENDATION OF BOARD OF DIRECTORS

        The nominees receiving the highest number of affirmative votes of the shares entitled to be voted, up to the number of directors to be elected, shall be elected as directors. Votes withheld will be counted for purposes of determining the presence of a quorum for the transaction of business at the Meeting, but will have no other effect upon the election of directors.

             THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                  VOTING "FOR" THE NOMINEES SET FORTH HEREIN.


                                 PROPOSAL TWO -
                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

        The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the year ending December 31, 2000, and recommends that the stockholders vote for the ratification of such appointment. In the event such ratification is not approved by the holders of a majority of the shares represented either in person or by proxy, the Board of Directors will reconsider its selection. Ernst & Young LLP has audited the Company's financial statements since 1987. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders and will have the opportunity to make statements if they so desire. The representatives also are expected to respond to appropriate questions from stockholders.

        THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                               SECURITY OWNERSHIP

        The following table sets forth the number of shares of the Company's Common Stock known to the Company to be beneficially owned as of March 1, 2000 by each person who owns beneficially more than 5 percent of the outstanding shares of Common Stock, by each of the present directors and nominees for director, by each of the executive officers named under Executive Compensation below and by all executive officers and directors of the Company as a group, and the percentage of the total outstanding shares of Common Stock such shares represented as of March 1, 2000.

                                                                 NUMBER OF SHARES
                                                                   BENEFICIALLY              PERCENTAGE OF
      NAME AND ADDRESS OF BENEFICIAL OWNER                            OWNED(1)                OWNERSHIP
      ------------------------------------                            --------                ---------
FMR Corp.                                                              561,200                  12.1%
     82 Devonshire Street
     Boston, MA 02109
Hathaway & Associates, Ltd.                                            440,000                   9.5%
     119 Rowayton Avenue
     Rowayton, CT  06853
Dimensional Fund Advisors, Inc.                                        358,200                   7.7%
     1299 Ocean Ave., 11th Floor
     Santa Monica, CA 90401
David V. Radlinski(2)(3)                                               346,648(4)                7.1%
     100 Columbia, Suite 100
     Aliso Viejo, CA  92656
Mark Selawski(3)                                                        57,513(5)                1.2%
     100 Columbia, Suite 100
     Aliso Viejo, CA  92656
Eva Novotny(3)                                                          33,800(6)                (11)
     100 Columbia, Suite 100
     Aliso Viejo, CA  92656
Donald J. Regan(2)                                                      24,308(7)                (11)
     462 Stevens Avenue, Suite 308
     Solana Beach, CA  92075
MICHAEL C. TIBBITTS(2)                                                  22,375(8)                (11)
     27001 LA PAZ ROAD, SUITE 448B
     MISSION VIEJO, CA  92691
FRANK R. POPE(2)                                                        18,458(9)                (11)
     3460 BAKER ST.
     SAN FRANCISCO, CA 94123
DAVID A. REED                                                             417(10)                (11)
     24681 LA PLAZA, SUITE 240
     DANA POINT, CA 92629
ALL EXECUTIVE OFFICERS AND DIRECTORS                                  503,102                   10.0%
     AS A GROUP (7 PERSONS) (12)


---------------

(1) ALL SUCH SHARES WERE HELD OF RECORD WITH SOLE VOTING AND INVESTMENT POWER, SUBJECT TO APPLICABLE COMMUNITY PROPERTY LAWS, BY THE NAMED INDIVIDUAL AND/OR BY HIS WIFE, EXCEPT AS INDICATED IN THE FOLLOWING FOOTNOTES.

(2)     DIRECTOR OF THE COMPANY.

(3)     EXECUTIVE OFFICER OF THE COMPANY.
(4) INCLUDES 257,500 SHARES ISSUABLE UPON EXERCISE OF PRESENTLY OUTSTANDING STOCK OPTIONS.
(5) INCLUDES 53,333 SHARES ISSUABLE UPON EXERCISE OF PRESENTLY OUTSTANDING STOCK OPTIONS.
(6) INCLUDES 33,000 SHARES ISSUABLE UPON EXERCISE OF PRESENTLY OUTSTANDING STOCK OPTIONS.
(7) INCLUDES 17,708 SHARES ISSUABLE UPON EXERCISE OF PRESENTLY OUTSTANDING STOCK OPTIONS.
(8) INCLUDES 20,375 SHARES ISSUABLE UPON EXERCISE OF PRESENTLY OUTSTANDING STOCK OPTIONS.
(9) INCLUDES 16,458 SHARES ISSUABLE UPON EXERCISE OF PRESENTLY OUTSTANDING STOCK OPTIONS.
(10) INCLUDES 417 SHARES ISSUABLE UPON EXERCISE OF PRESENTLY OUTSTANDING STOCK OPTIONS.
(11) PERCENTAGE INFORMATION IS OMITTED BECAUSE THE BENEFICIALLY OWNED SHARES REPRESENT LESS THAN 1% OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK
(12) INCLUDES 398,791 SHARES ISSUABLE UPON EXERCISE OF PRESENTLY OUTSTANDING STOCK OPTIONS.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

        The following table sets forth certain information regarding compensation paid by the Company during each of the Company's last three fiscal years to the Company's Chief Executive Officer and to each of the Company's other executive officers during fiscal 1999.


                          SUMMARY OF COMPENSATION TABLE


                                                                                        LONG TERM COMPENSATION
                                                                                  ----------------------------------
                                                   ANNUAL COMPENSATION                     AWARDS            PAYOUTS
                                             ----------------------------------   -----------------------    -------
                                                                                  RESTRICTED   SECURITIES
                                                                   OTHER ANNUAL     STOCK      UNDERLYING      LTIP      ALL OTHER
         NAME AND                FISCAL       SALARY       BONUS   COMPENSATION    AWARD(S)     OPTIONS       PAYOUTS   COMPENSATION
    PRINCIPAL POSITION            YEAR        ($)(1)        ($)          ($)         ($)         (#)(2)         ($)          ($)
    ------------------           ------       ------       -----   -------------  ---------    ----------     -------   ------------
David V. Radlinski                1999       250,000         --         2,426         --              --         --           --
Chairman of the Board and         1998       219,135         --         2,426         --         350,000         --           --
Chief Executive Officer           1997       200,300         --            --         --         100,000         --           --

Mark Selawski                     1999       105,625        500            --         --              --         --           --
Chief Financial Officer,          1998        99,038        300            --         --          80,000         --           --
Vice President of Finance         1997        85,833     11,300            --         --          20,000         --           --
and Secretary

Eva Novotny(3)                    1999       120,000        500            --         --              --         --           --
Executive Vice President of       1998       120,000        300            --         --          70,000         --           --
Sales and Marketing               1997        25,300         --            --         --          50,000         --           --

----------
(1) In addition to the cash compensation shown in the table, executive officers of the Company may receive indirect compensation in the form of perquisites and other personal benefits. For each of the named executive officers, the amount of this indirect compensation in 1999, 1998 and 1997 did not exceed the lesser of $50,000 or 10% of the executive officer's total salary and bonus for that year.
(2)     Options to acquire shares of Common Stock granted or repriced.
(3)     Ms. Novotny joined the Company as of October 15, 1997.


EMPLOYMENT AGREEMENTS

        Mr. Radlinski - On August 13, 1998, the Company entered into an employment agreement with Mr. Radlinski to assure his continued service to the Company. The agreement runs for a term of five years, expiring on August 13, 2003. The agreement provides for a base salary of not less than $250,000 per year, subject to adjustments as authorized by the Board of Directors.

        Mr. Radlinski is also eligible for bonuses based on performance of the Company's Common Stock. The Common Stock's closing price must attain and remain at or above various levels, ranging from $11 to $21, for a period of 90 consecutive days. If these breakpoint prices are achieved within a set number of months, the longest which is 48 months, from the commencement of the contract, a cash bonus will be paid following the achievement period. Each breakpoint bonus can be earned separately if achieved within the stated achievement period, but each bonus can only be awarded once.

        Concurrent with the commencement of this agreement in 1998, the exercise prices of Mr. Radlinski's existing stock options to purchase up to 350,000 shares of the Company's Common Stock from $7.13 to $10.63 were reduced to equal $6.375 per share, the closing price per share of the Company's Common Stock on the commencement date as reported on the NASDAQ National Market System. Such option agreements were amended to provide that they shall become fully exercisable, regardless of any otherwise applicable vesting requirements, i) concurrently with any termination of Mr. Radlinski's employment by the Company without "Good Cause" (as defined), or ii) if there is an acquisition of substantially all of the Company's assets or business while he is still employed by the Company and he does not immediately enter into an employment agreement with a buying or surviving party in the transaction (a "change in control").

        If he is terminated without "Good Cause" or a change of control occurs within the first three years of the agreement, a severance payment of five times his then current base salary will be due and payable. If he is terminated without "Good Cause" or such a change of control occurs within the fourth year of the agreement, a severance payment of four times his then current base salary will be due and payable. If he is terminated without "Good Cause" or a change of control occurs within the fifth year of the agreement, a severance payment of three times his then current base salary will be due and payable.

        In addition to the preceding paragraph, if Mr. Radlinski is terminated without Good Cause in the first three years of this agreement, he will become a consultant to the Company for a period of five years following termination at a monthly compensation of $16,500 per month. If he is terminated without Good Cause in the fourth year of this agreement, he will become a consultant to the Company for a period of four years following termination at the same monthly compensation. If he is terminated without Good Cause in the fifth year of this agreement, he will become a consultant to the Company for a period of three years following termination at the same monthly compensation. The Company, during the consulting contract, shall provide term life insurance equivalent to the unpaid amount of the consulting fees as established above, payable to the beneficiary of his designation.

        Mr. Selawski and Ms. Novotny - On August 13, 1998, the Company entered into employment agreements with both Mr. Selawski and Ms. Novotny to assure their continued service to the Company. The agreements run for a term of three years, expiring on August 13, 2001. The agreements provide for a base salary of not less than $100,000 per year for Mr. Selawski and $120,000 per year for Ms. Novotny, subject to adjustments as authorized by the Board of Directors.

        Concurrent with the commencement of these agreements in 1998, the exercise prices of Mr. Selawski's existing stock options to purchase up to 80,000 shares of the Company's Common Stock were reduced to equal $6.375 per share, the closing price per share of the Company's Common Stock on the commencement date as reported on the NASDAQ National Market System. Ms. Novotny's existing stock options to purchase up to 70,000 shares of the Company's Common Stock were reduced to equal $6.375 per share, the closing price per share of the Company's Common Stock on the commencement date as reported on the NASDAQ National Market System. Each such option agreement was amended to provide that it shall become fully exercisable, regardless of any otherwise applicable vesting requirements, i) concurrently with any termination of the officer's employment by the Company without Good Cause, or ii) if there is an acquisition of substantially all of the Company's assets or business while such officer is still employed by the Company and he or she does not immediately enter into an employment agreement with a buying or surviving party in the transaction. If the officer is terminated without "Good Cause" or such a change of control occurs within the term of the agreement, a severance payment of two times his or her then current base salary will be due and payable.

STOCK OPTION GRANTS DURING 1999

        No options were granted to the named executive officers during 1999.

STOCK OPTIONS HELD

        The following table provides information related to options exercised during 1999 and options held by the named executive officers at December 31, 1999.

                                                                   NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED                   IN-THE-MONEY
                                                                  OPTIONS AT FY-END (#)               OPTIONS AT FY-END ($)(2)
                       SHARES ACQUIRED        VALUE           -------------------------------      ------------------------------
       NAME            ON EXERCISE (#)    REALIZED ($)(1)     EXERCISABLE       UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
       ----            ---------------   ----------------     -----------       -------------      -----------      -------------
David V. Radlinski           --                 --             235,000             115,000              --                 --
Mark Selawski                --                 --              48,000              32,000              --                 --
Eva Novotny                  --                 --              28,334              41,666              --                 --

(1) The value is calculated based on the difference between the option exercise price and the market price for the Company's Common Stock on the exercise date, multiplied by the number of shares purchased. For this purpose, the surrender or withholding of shares to pay the exercise price is not taken into account.

(2) The closing price for the Company's Common Stock as reported by the National Association of Securities Dealers (NASD) on December 31, 1999 was $4.75. Value is calculated on the basis of the difference between the option exercise price and $4.75, multiplied by the number of shares of Common Stock underlying the option.


REPORT OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Committee

        The Company's Compensation Committee is composed of two nonemployee directors, Messrs. Frank R. Pope and Donald J. Regan. The Committee's primary responsibility is to establish executive officer compensation packages, including bonus programs and employee benefit plans. In addition, the Committee reviews management's proposed compensation packages for other officers and certain employees of the Company.

Compensation Philosophy

        The Committee's philosophy on executive officer compensation is to link executive pay with the Company's annual and long-term performance. The Committee firmly believes that it must establish compensation packages that are competitive with local and national medical device companies in order to attract, motivate and retain the highest caliber executives. In addition, the Committee aligns executive officer and shareholder interests by establishing compensation packages that create a direct link between compensation and shareholder return on investment.

Components of Executive Compensation

        The primary components of executive compensation are base salary and long-term equity incentives.

        Base Salary. The Committee's approach to base salary is to offer competitive salaries in comparison to other companies within the Company's industry, adjusted for the size of the Company, its stage of development and the level of responsibility, experience, performance and contribution of each executive officer to the Company's growth and profitability. The Committee annually reviews the executive officers' compensation packages and compares them to market compensation levels. The Committee may supplement this market information with input from experienced outside consultants to ensure that compensation levels are equitable and consistent with sound personnel practices.

        Long-Term Equity Incentives. Generally, the Company grants annual long-term equity incentives in the form of stock options to executive officers. The level of the annual stock awards is determined subjectively by the Committee and is based, in part, on the executive's contribution to the Company during the prior year, as well as the overall performance and growth of the Company.

        The stock options granted to executive officers typically vest over a period of 5 years, have a term of 6 years and are granted at fair market value. The vesting periods are designed to establish an executive's long-term affiliation with the Company and, by tying the exercise price to the Company's market valuation at the time the stock options are granted, to motivate executives to reach performance goals and increase shareholder value.

Chief Executive Officer Compensation

        To reward Mr. Radlinski for the Company's steady performance and in connection with the Company's consideration of acquisitions and other strategic alternatives aimed at more rapidly increasing shareholder value, during the third quarter of fiscal 1998 the Committee authorized a new compensation package for Mr. Radlinski. The new compensation package was specifically designed to reward Mr. Radlinski for optimizing the resources of the Company to promote increased rates of growth and to provide shareholders with tangible value. In designing the new compensation package, the Committee relied, in part, upon the advice of an outside consultant with considerable experience in the area of executive compensation.

        As described more fully under "Employment Agreements" above, Mr. Radlinski's compensation package provides for an annual base salary of not less than $250,000 and agreed severance payments. Mr. Radlinski is also eligible to receive performance-based cash bonuses that are tied directly to the performance of the Company's Common Stock. Finally, stock options to purchase an aggregate of 350,000 shares of the Company's Common Stock held by Mr. Radlinski with exercise prices from $7.13 to $10.63, including options to purchase 50,000 shares granted in 1998, were repriced as part of the general 1998 repricing of outstanding options to $6.375 per share, the fair market value of the Company's Common Stock on the date the new compensation arrangement was agreed to. Tying Mr. Radlinski's cash bonuses and option exercise prices directly to the performance of the Company's Common Stock was intended to create a strong "mutuality of interest" between Mr. Radlinski and the shareholders of the Company.

        No significant changes were made to Mr. Radlinski's compensation plan in 1999.


COMPENSATION COMMITTEE

Frank R. Pope
Donald J. Regan



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 1999 Donald J. Regan and Frank R. Pope served as the members of the Company's Compensation Committee. Neither such individual is a current or former officer or employee of the Company or any of its subsidiaries. During 1999 there were no compensation committee interlocks between the Company and other entities involving Medstone executive officers serving as directors or members of compensation or similar committees of such other entities.

                      CERTAIN RELATIONSHIPS AND INVESTMENTS



CARDIAC SCIENCE, INC.


        During 1991, the Company was a party to the formation of Cardiac Science, Inc., for which the Company purchased 5,353,031 (pre-split) shares of common stock, for a cash payment of $.0016 per share. This purchase represented 77.3% of the outstanding stock. As of July 8, 1991, the Company distributed, as a dividend to its stockholders of record on that date, one share of Cardiac Science, Inc. stock for each share of Medstone stock held. The Company retained 629,768 (pre-split) shares of common stock of Cardiac Science, Inc.

        From 1991 through 1996, the Company performed various financings for Cardiac Science and received warrants to purchase Cardiac Science common stock. Due to exercise of warrants, common stock issued in lieu of interest and unsecured advances, the Company received 5,619,054 (pre-split) shares of Cardiac Science.

        In April 1997, Cardiac Science effectuated a 1 for 11.42857143 reverse stock split, reducing the Company's holdings to 546,772 shares.

        During 1999, the Company evaluated the market value of Cardiac Science and, with the prevailing share price, sold 55,105 shares of Cardiac Science during the third quarter of 1999 for a gain of approximately $244,000.

        Also during the fourth quarter of 1999, the Company, which held unexpired warrants to purchase 87,500 shares at $.011 each, sold these warrants for a cash price of $3.00 per share, resulting in a gain of approximately $262,000.

DIGITAL IMAGING SYSTEMS, INC.

        In 1998, the Company entered into a supply agreement with Digital Imaging Systems, Inc. ("DIS") for components integral in the Company's transportable lithotripsy product. The Company has purchased $300,000, or 300,000 shares, of DIS preferred stock, which represents a 14% ownership interest. DIS commenced shipments to the Company as of January 1999.

        As of June 30, 1999 the Company reviewed the financial performance of DIS and has established a general investment reserve of $300,000 for impairment of its investment in DIS.

K. BIOTECH

        In 1998, the Company was made aware of an opportunity to invest in a developmental biotech drug company catering to the members of the International Centre for Genetic Engineering and Biotechnology ("ICGEB"), a United Nations sponsored institute. k. Biotech purchased license agreements for formulas, developed by the ICGEB, for commercialization purposes in the Indian sub-continent as its primary market. The Company has purchased $325,000 of preferred stock to assist k. Biotech in establishing itself as a viable business entity. Two of the Company's directors, Mssrs. Pope and Regan, are investors in k.Biotech and Mr. Regan serves as k. Biotech's President. Additional funding from international sources is currently being evaluated.

CHINESE JOINT VENTURE

        The Company, along with Acuity International ("Acuity") and Phenix Optical Ltd ("Phenix"), a Chinese company, created a joint venture, in March 1998, to provide lithotripsy services to inland Chinese areas. Each entity was a 1/3 owner of the joint venture. The Company recognized a gain of $105,000 on its contribution of equipment to the joint venture in the first quarter of 1998, and recorded its investment of $92,000 as other assets. In December 1998, documents were drawn to turn ownership over to Phenix in return for delivery of optical products to both Acuity and the Company. In 1999, the Company received optical products in release of its share in the joint venture and final release documents were processed. The Company is carrying the value of the optical products at their estimated fair value, which is the same value as its investment established in the joint venture, with the intention of remarketing these products.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

        The Company is not aware of any director, officer or 10% shareholder who during 1999 failed to file on a timely basis any report regarding the Company's securities required by Section 16(a) of the Securities Exchange Act of 1934.



                                PERFORMANCE GRAPH

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
                              PERFORMANCE GRAPH FOR
                          MEDSTONE INTERNATIONAL, INC.

        Company Index:  MEDSTONE INTERNATIONAL, INC. (Fiscal Year-end 12/31/99)
        Market Index:   NASDAQ Stock Market (US Companies)
        Peer Index:     Companies in the Self-Determined Peer Group: Candela
                        Corp., Prime Medical Services, Inc., New Medical
                        Alliance Inc. and Trimedyne, Inc.


TOTAL RETURNS INDEX FOR:                         12/31/94   12/31/95   12/31/96   12/31/97    12/31/98   12/31/99
------------------------                         --------   --------   --------   --------    --------   --------
MEDSTONE INTERNATIONAL, INC.                       100.0      182.2      128.0      180.0       113.9       82.4
NASDAQ Stock Market (US Companies)                 100.0      141.3      173.9      213.1       300.4      556.0
Self-Determined Peer Group                         100.0      200.3      253.7      244.7       142.4      234.7

----------

NOTES:  A.      The lines represent monthly index levels derived from compounded daily returns that include all dividends.
        B.      The indexes are reweighed daily, using the market capitalization on the previous trading day.
        C.      If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
        B.      The index level for all series was set to $100.00 on 12/31/94.

                                  OTHER MATTERS

        The Board of Directors of the Company does not know of any other matters that are to be presented for action at the Meeting. Should any other matters properly come before the Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.


                                  ANNUAL REPORT

        The Company's 1999 Annual Report to Stockholders is being mailed to stockholders concurrently with this Proxy Statement, but such report is not incorporated herein and is not deemed to be a part of this proxy solicitation material.

        A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED UPON WRITTEN REQUEST TO THE COMPANY'S SECRETARY, MR. MARK SELAWSKI, AT MEDSTONE INTERNATIONAL, INC., 100 COLUMBIA, SUITE 100, ALISO VIEJO, CALIFORNIA 92656.


                                            FOR THE BOARD OF DIRECTORS,



                                            Mark Selawski, Secretary

Aliso Viejo, California
May 8, 2000


        STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES ON, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

PROXY              MEDSTONE INTERNATIONAL, INC. -- PROXY CARD
                            100 COLUMBIA, BLDG. 100
                             ALISO VIEJO, CA 92656

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints David V. Radlinski and Mark Selawski, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all the shares of Common Stock of Medstone International, Inc. held of record by the undersigned on April 24, 2000 at the Annual Meeting of Stockholders to be held on June 21, 2000, and at any adjournments thereof.

Directors recommend a Vote "FOR"

1. ELECTION OF DIRECTORS

     [ ]  FOR all nominees listed below                              [ ]  WITHHOLD AUTHORITY
       (except as marked to the contrary below)                        to vote for all nominees listed below

 (INSTRUCTIONS: To withhold authority to vote for any individual nominee, line through or otherwise strike out the nominee's name below)

 DAVID V. RADLINSKI, FRANK R. POPE, DONALD J. REGAN, DAVID A. REED AND MICHAEL
                                    TIBBITTS

2. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2000.

                  [ ]  FOR      [ ]  AGAINST      [ ]  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting in accordance with applicable rules.

                    (IMPORTANT -- PLEASE SIGN ON OTHER SIDE)

                          (Continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.

                                             DATED:  , 2000

                                                          Signature

                                                          Signature

                                             Please sign exactly as name appears
                                             hereon. When shares are held by
                                             joint tenants, both should sign.
                                             When signing as attorney, executor,
                                             administrator, trustee or guardian,
                                             please give full title as such. If
                                             a corporation, please sign in full
                                             corporate name by President or
                                             other company authorized officer.
                                             If a partnership or limited
                                             liability company, please sign in
                                             partnership name by authorized
                                             person.

                                             [ ] I PLAN TO ATTEND THE MEETING

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.